Exhibit 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
          THIS AMENDMENT NO. 1 (this “Amendment”) to Rights Agreement, by and between SanDisk Corporation, a Delaware corporation (the “Company”) and Computershare Trust Company, Inc. (the “Rights Agent”), dated as of September 15, 2003 (the “Agreement”) is made this 6th day of November, 2006, by and between the Company and the Rights Agent. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement. However, capitalized terms defined in this Amendment shall supersede any identical defined term set forth in the Agreement.
W I T N E S S E T H:
          WHEREAS, the Company and the Rights Agent are parties to the Agreement;
          WHEREAS, the Company and the Rights Agent wish to amend the Agreement to extend the Final Expiration Date (as defined in the Agreement);
          WHEREAS, Section 27 of the Agreement provides that the Agreement may only be amended by an action of the Board of Directors of the Company and evidenced by a writing signed by the Company and the Rights Agent; and
          WHEREAS, the Board of Directors of the Company has approved this Amendment.
          NOW, THEREFORE, in consideration of the foregoing agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement in the following respects:
     1. Amendment to Section 7(a) of the Agreement. Section 7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
          “Except as provided in Section 23(c), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on April 28, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the consummation of any merger or other acquisition involving the Company pursuant to an agreement described in Section 1(d)(ii)(A)(2) hereof.”
     2. Survival. Except as modified hereby, the Agreement continues in full force and effect, unmodified in any way. In particular, Section 7(a) of the Agreement, as amended hereby, shall be subject to any adjustment in the number of shares for which each Right is exercisable that occurred or occurs after September 15, 2003.

     3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     5. Descriptive Headings. Descriptive headings used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.
     6. Entire Agreement. The Agreement, as amended by this Amendment, constitutes the full and entire understanding and agreement of the parties, and supersedes any other agreements and understandings, oral or written, among the parties with regard to the subject matter hereof.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the date first written above.

ATTEST:		SANDISK CORPORATION

By:	/s/ Charles Van Orden	By:	/s/ Judy Bruner

Name:	Charles Van Orden	Name:	Judy Bruner

Title:	Vice President	Title:	Executive Vice President and Chief Financial Officer

ATTEST:		COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ Ian Yewer	By:	/s/ Kellie Gwinn

Name:	Ian Yewer	Name:	Kellie Gwinn

Title:	President	Title:	Vice President